Exhibit 4.4

CERTIFICATE OF CORPORATE DOMESTICATION

OF

PERCEPTION CAPITAL CORP. II

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

Perception Capital Corp. II, a Cayman Islands exempted company limited by its shares (the “Corporation”), does hereby certify to the following facts relating to the domestication of the Cayman Islands Corporation in the State of Delaware:

1. The Corporation was originally incorporated on the 21st day of January, 2021 under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication is Perception Capital Corp. II.

3. The name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with Section 388(b) of the Delaware General Corporation Law is Spectaire Holdings Inc.

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Cayman Islands Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-United States law, as appropriate.

6. A plan of domestication has been adopted in accordance with Section 388(l) of the General Corporation Law of the State of Delaware (the “DGCL”), and all provisions of such plan of domestication have been approved in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in such plan of domestication.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Corporate Domestication to be executed in its name this [•] day of [•], 2023.

PERCEPTION CAPITAL CORP. II

By:
Name:	Rick Gaenzle
Title:	Chief Executive Officer